EXHIBIT 11
                      ARAMARK CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                                   (Unaudited)
                      (In Thousands, except per share data)
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



                                                        Three Months Ended                 Six Months Ended
                                                  ----------------------------     ------------------------------
                                                   March 29,         March 31,       March 29,        March 31,
                                                      1996             1995            1996             1995
                                                   -----------      -----------    -----------        -----------
Earnings:

Net Income                                        $ 13,710          $ 13,350          $ 38,699          $ 34,103

Preferred stock dividends                             (246)             (273)             (495)             (530)
                                                  --------          --------          --------          --------

Earnings applicable to common stock               $ 13,464          $ 13,077          $ 38,204          $ 33,573
                                                  ========          ========          ========          ========

Shares:

Weighted average number of common
  shares outstanding (2)                            45,041            47,588            44,982            46,660

Impact of potential exercise opportunities
  under the ARAMARK Ownership Program                2,437             2,633             2,653             3,074
                                                  --------          --------          --------          --------

Total common and common equivalent shares           47,478            50,221            47,635            49,734
                                                  ========          ========          ========          ========

Fully diluted earnings per common and
  common equivalent share                         $    .28          $    .26          $    .80          $    .68
                                                  ========          ========          ========          ========

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(1)  Primary and fully diluted earnings per share are approximately the same.

(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.